Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOVOS BRANDS SUPER HOLDINGS, INC.

November 16, 2018

Sovos Brands Super Holdings, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.             The Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE FOURTH thereof and by substituting in lieu of said Article the following new Article:

FOURTH:     The total number of shares of capital stock which the Corporation shall have authority to issue is 750,000 shares, all of which shares shall be Common Stock having a par value of $0.01 per share.

2.             By unanimous written consent of its sole member, the board of directors of the Corporation duly adopted the amendment of the Certificate of Incorporation  herein certified and declared said amendment to be advisable in accordance with the provisions of Section 242 of the DGCL.

3.             By unanimous written consent the sole stockholder of the Corporation duly approved said amendment of the Certificate of Incorporation herein certified by written consent in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on the date first written above.

SOVOS BRANDS SUPER HOLDING, INC.

By:	/s/ Todd Lachman

Name:	Todd Lachman

Title:	President